EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE                       Contact: Steven T. Sabatini
                                                     Senior Executive V.P. &
                                                     Chief Financial Officer
                                                     (845) 365-4615


          U.S.B. HOLDING CO., INC., PARENT OF UNION STATE BANK, REPORTS
                   FIRST QUARTER 2004 EARNINGS OF $7.4 MILLION

ORANGEBURG, NY, APRIL 28, 2004 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company"), the parent company of Union State Bank (the "Bank"), with consolidated assets of $2.9 billion, today announced that the Company reported net income for the quarter ended March 31, 2004 of $7.4 million, a decrease of 3.5 percent compared to the $7.6 million earned for the first quarter of 2003. The Company's diluted earnings per common share was $0.36 for the three month period ended March 31, 2004 compared to $0.38 for the same period in 2003, a decrease of 5.3 percent. The Company's return on average common stockholders' equity and return on average total assets was 16.95 percent and 1.02 percent for the three month period ended March 31, 2004, compared to
19.26 percent and 1.23 percent for the quarter ended March 31, 2003, respectively.

The decrease in the 2004 first quarter net income and diluted earnings per common share compared to the prior year is due to $3.0 million of security gains ($1.6 million after income tax and incentive compensation effect) from sales of available for sale securities in the 2003 period, compared to $1.1 million of security gains ($0.6 million after income tax and incentive compensation effect) in the current period, a 63.3 percent decrease. This decrease was partially offset by increases in net interest income and non-interest income, and decreases in the provision for credit losses and effective rate for the provision for income taxes, while operating expenses increased to support balance sheet growth.

Mr. Hales commented that, "Although the Company's net income has decreased for the 2004 first quarter compared to the prior year, net interest income, the Company's core revenue, has significantly increased. The Company's ability to generate higher levels of net interest income during a historically low and uncertain interest rate environment evidences Management's ability to implement various asset and liability strategies to generate higher levels of net interest income, while controlling the Company's exposure to interest rate risk, which is one of the major risks of the banking industry."

Net interest income increased 11.1 percent to $20.3 million for the quarter ended March 31, 2004, compared to the prior year period, as a result of a higher level of earning assets. Average earning assets increased to $2.76 billion for the quarter ended March 31, 2004, compared to $2.37 billion for the quarter ended March 31, 2003, an increase of 16.7 percent, as a result of increases in average securities of $316.1 million (33.0 percent) and average loans of $91.3 million (6.7 percent). The increase in net interest income was partially offset by a decrease in the net interest margin on a tax equivalent basis to 3.02 percent for the quarter ended March 31, 2004 from 3.18 percent for the first quarter of 2003.

Mr. Hales added, "The Company's core revenue could be negatively affected by the continued low interest rate environment, which could cause the net interest spread and margin to continue to decrease. However, if short-term interest rates rise, the Company's net interest income should be positively affected due to the repricing of its interest earning assets at a faster rate than its interest bearing liabilities."

Mr. Hales further noted, "The net interest margin compression experienced in 2003 and continuing in 2004 is also due to leveraging of the balance sheet at narrower interest rate spreads, as well as maintaining an asset sensitive balance sheet in anticipation of higher interest rates."

Non-interest income increased 7.0 percent to $1.8 million for the quarter ended March 31, 2004 compared to $1.7 million for the prior year period. The increase was primarily due to an increase in service charges on deposit accounts and letter of credit fees, partially offset by lower loan prepayment and brokered loan fees.

Mr. Hales stated, "Although non-interest income increased during the first quarter of 2004, a continued increase will prove to be challenging during 2004, due to the higher level of loan prepayment fees in 2003. The Bank will continue to look for opportunities to expand its market share in order to increase its customer base and generate other types of non-interest revenue. This strategy has already begun with the Bank's recent assumption of approximately $23.9 million of deposits and approximately $10.4 million of loans of Reliance Bank ("Reliance") as of the close of business on March 19, 2004. Reliance operated as a one-branch bank at 1200 Mamaroneck Avenue, White Plains, New York, until it was closed by the New York State Superintendent of Banks, which appointed the FDIC as Receiver. This transaction allows the Company to further penetrate a segment of the Westchester market."

The Company has also strengthened its regulatory capital position with its fourth issuance of Trust Preferred Securities in the amount of $10 million on March 25, 2004. The Trust Preferred Securities, which were issued at a floating interest rate of 280 basis points over three month LIBOR, provide additional regulatory capital for opportunities to increase the Company's asset base and expand its market share. The Company's well-capitalized position and strong earnings during the 2004 first quarter has enabled the Company's Board of Directors to increase its common stock cash dividend 15.8 percent to $0.11 per common share for the first quarter 2004, compared to the similar period in 2003.

Management realizes gains on available-for-sale securities when market conditions warrant. Security gains decreased to $1.1 million for the quarter ended March 31, 2004 compared to $3.0 million for the quarter ended March 31, 2003. During the 2003 first quarter, security gains were significantly higher compared to the 2004 first quarter primarily as a result of the larger dollar amount of securities sold at higher premiums in that period. During the 2004 first quarter, sales of approximately $105 million of available for sale mortgage-backed investment securities were transacted to restructure and enhance the yield of the investment portfolio by reinvesting sale proceeds in a combination of fixed rate callable U.S. Government agencies and other mortgage-backed securities. The decrease in security gains resulted in the decrease in net income for the three months ended March 31, 2004, compared to the prior year period. Management will continue to evaluate the effect of the changing interest rate environment on the Company's security portfolio and realize security gains when prudent.

Non-interest expenses increased 10.9 percent for the quarter ended March 31, 2004 compared to the prior year period, primarily to support increased business volume and the 18.4 percent balance sheet growth from $2.5 billion at March 31, 2003 to $2.9 billion at March 31, 2004. The $1.2 million increase in non-interest expenses was primarily a result of increases in salaries and benefits expense of $0.8 million resulting from headcount growth, higher levels of incentive and deferred compensation, medical benefits and payroll taxes, a $0.2 million increase in occupancy and equipment expense primarily from an increase in depreciation expense from the purchase of assets related to technological upgrades and branch buildings, and a $0.1 million increase in business development expense for additional costs to support customer deposit and loan relationships.

The provision for credit losses decreased to $0.2 million in the first quarter of 2004 compared to $0.3 million for the quarter ended March 31, 2003. The decrease was primarily due to continued improvement in the credit quality of the loan portfolio, partially offset by a $37.1 million, or 2.6 percent, increase in loans outstanding as of March 31, 2004 compared to December 31, 2003.

Non-performing assets total $5.0 million, or 0.17 percent, of total assets at March 31, 2004 compared to $6.1 million and $12.7 million, or 0.21 percent and
0.52 percent, of total assets at December 31, 2003 and March 31, 2003, respectively. Non-performing assets at March 31, 2004 primarily consist of a $4.1 million real estate construction loan, compared to $5.5 million and $12.6 million at December 31, 2003 and March 31, 2003, respectively. For the quarter ended March 31, 2004, an additional charge-off of $0.2 million on the non-performing real estate construction loan was recorded. The specific allocation of the allowance for loan losses for this loan was $0.2 million at both March 31, 2004 and December 31, 2003, compared to $2.1 million at March 31, 2003.

The non-performing real estate construction loan is personally guaranteed by the principals. The guarantees have not been considered in determining the amount of charge-offs or allowance for loan losses applicable to this loan. As of April 28, 2004, of the original 83 units, two units remain, both of which are currently in contract. The Bank continues to proceed with foreclosure of its $2.9 million mortgage on other real estate that also collateralizes the loan, and to pursue its claim against the borrower and guarantors for any deficiency.

Mr. Hales added, "Management has done an outstanding job in completing the workout of this original $19.7 million nonaccrual real estate construction loan. Non-performing assets as a percentage of total assets remain at low levels during a period of increasing loan growth as Management successfully controls the Company's credit risk, which is another major risk of the banking industry."

The effective rate for the provision for income taxes for the three months ended March 31, 2004 compared to the prior year period decreased to 33.3 percent from
35.8 percent, respectively, due
to implementing tax planning strategies.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 29 branches, of which 26 are in Rockland and Westchester Counties, New York, and one branch each in Stamford, Connecticut, Goshen, Orange County, New York, and Manhattan, New York City. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH." Further information on the Company can be found on the world wide web at www.unionstate.com.

FORWARD-LOOKING STATEMENTS: The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to March 31, 2004. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

In addition to the underlying factors previously disclosed by the Company and identified elsewhere herein, the following factors and assumptions could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions, including changes in interest rates and the shape of the U.S. Treasury yield curve; wartime events and terrorist events, and related impact on the credit quality of borrowers; the extent and timing of actions of the Federal Reserve Board; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; increases in Federal and state income taxes and/or the Company's effective income tax rate; and the extent and timing of legislative and regulatory actions and reform.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.


                            U.S.B. HOLDING CO., INC.

                   SELECTED FINANCIAL INFORMATION-- UNAUDITED
                 (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                         2004              2003
                                                     --------------------------
CONSOLIDATED SUMMARY OF OPERATIONS DATA:
   Interest income                                  $    34,256      $    31,355
   Interest expense                                      13,939           13,061
   Net interest income                                   20,317           18,294
   Provision for credit losses                              211              339
   Non-interest income                                    1,816            1,697
   Security gains                                         1,112            3,032

   Non-interest expenses                                 12,003           10,822
                                                    -----------      -----------
   Income before income taxes                            11,031           11,862
   Provision for income taxes                             3,674            4,242
                                                    -----------      -----------
   Net income                                       $     7,357      $     7,620
                                                    ===========      ===========
CONSOLIDATED COMMON SHARE DATA: (1)
   Basic earnings per share                         $      0.38      $      0.39
   Diluted earnings per share                              0.36             0.38
   Weighted average shares                           19,504,329       19,525,316
   Adjusted weighted average shares                  20,389,457       19,965,668
   Cash dividends per share                         $      0.11      $     0.095


                                                    MARCH 31,     DECEMBER 31,     MARCH 31,
                                                      2004           2003            2003
                                                   ------------------------------------------
SELECTED BALANCE SHEET DATA AT PERIOD END:
   Securities available for sale, at estimated
      fair value                                  $ 1,014,208    $ 1,081,380    $   736,420
   Securities held to maturity                        223,652        237,998        212,712
   Loans, net of unearned income                    1,485,762      1,448,680      1,380,525
   Allowance for loan losses                           14,820         14,757         14,429
   Total assets                                     2,909,198      2,906,462      2,456,906
   Deposits                                         1,877,589      1,775,049      1,608,131
   Borrowings                                         752,516        893,505        618,578
   Subordinated debt issued in connection with
   Corporation - Obligated mandatory redeemable
     capital securities of subsidiary trusts           61,858         51,548         50,000
   Stockholders' equity                               178,108        168,293        159,516
   Tier 1 capital                                 $   231,072    $   217,631    $   202,660
   Common shares outstanding1                      19,543,029     19,487,790     19,570,796
   Book value per common share1                   $      9.11    $      8.64    $      8.15

Selected balance sheet financial ratios:
    Leverage ratio                                       8.05%          7.54%          8.22%
   Allowance for loan losses to total loans              1.00%          1.02%          1.05%
   Non-performing assets to total assets                 0.17%          0.21%          0.52%


                                                   QUARTER ENDED      YEAR ENDED       QUARTER ENDED
                                                  MARCH 31, 2004  DECEMBER 31, 2003   MARCH 31, 2003
                                                  --------------  -----------------   --------------
SELECTED INCOME STATEMENT FINANCIAL RATIOS:
   Return on average total assets                       1.02%            1.10%          1.23%
   Return on average common stockholders' equity       16.95%           18.05%         19.26%
   Efficiency ratio                                    52.97%           52.16%         52.77%
   Net interest spread - tax equivalent                 2.95%            3.00%          3.03%
   Net interest margin - tax equivalent                 3.02%            3.09%          3.18%

------------------------------
1 Share amounts are adjusted for the five percent common stock dividend distributed in September 2003.

                            U.S.B. HOLDING CO., INC.

                     AVERAGE BALANCE INFORMATION-- UNAUDITED

                                            THREE MONTHS ENDED
                                                  MARCH 31,
                                            2004           2003
                                         ------------------------
                                                  (000's)

ASSETS
Federal funds sold                       $   36,373   $   49,593
Securities1                               1,272,976      956,892
Loans2                                    1,451,197    1,359,874
     -                                    ---------    ---------
Earning assets                            2,760,546    2,366,359
                                          ---------    ---------
Total Assets                             $2,877,783   $2,473,170
                                         ==========   ==========

LIABILITIES AND
STOCKHOLDERS' EQUITY
Non-interest bearing deposits            $  292,343   $  265,854
Interest bearing deposits                 1,546,394    1,340,442
                                          ---------    ---------
Total deposits                            1,838,737    1,606,296
Borrowings                                  783,992      585,350
Subordinated debt issued in connection
with Corporation-Obligated mandatory
 redeemable capital securities
of subsidiary trusts                         52,227       50,000
Interest bearing liabilities              2,382,613    1,975,792
Stockholders' Equity                     $  173,656   $  158,262
                                         ==========   ==========


--------------
1 Securities exclude the mark-to-market adjustment required by SFAS No. 115.

2 Loans are net of unearned discount and the allowance for loan losses.
  Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets and total assets.

                            U.S.B. HOLDING CO., INC.

                 SUPPLEMENTAL FINANCIAL INFORMATION-- UNAUDITED


                                          CONSOLIDATED BALANCE SHEET DATA
                                                    AT MARCH 31,
                                                 2004         2003
                                          --------------------------------
                                                      (000's)
Commercial (time and demand) loans           $  172,292   $  141,713
Construction and land development loans         389,417      356,930
Commercial mortgages                            604,362      587,543
Residential mortgages                           247,841      231,453
Home equity loans                                64,748       54,919
Personal installment loans                        2,273        3,537
Credit card loans                                 5,338        5,282
Other loans                                       4,202        3,142
Deferred commitment fees                          4,711        3,994
Intangibles                                       7,519        6,430
Nonaccrual loans                                  5,017       12,672
Restructured loans                                  141          146
Non-interest bearing deposits                   304,079      253,515
Interest bearing deposits                     1,573,510    1,354,616

                                               CONSOLIDATED INCOME DATA
                                              FOR THE THREE MONTH PERIOD
                                                   ENDED MARCH 31,
                                                 2004        2003
                                              ---------------------------
                                                      (000's)

Interest income - FTE                          $34,781   $31,873
Net interest income - FTE                       20,842    18,812
Deposit service charges                          1,096       918
Other income                                       720       779
Salaries and employee benefits expense           7,284     6,467
Occupancy and equipment expense                  1,873     1,684
Advertising and business development expense       671       564
Professional fees expense                          406       338
Communications expense                             360       311
Stationery and printing expense                    203       177
Amortization of intangibles                        266       254
Other expense                                      940     1,027
Net charge-offs                                    142        30